Exhibit 99.2

AEGION CORPORATION
Moderator: John Joseph Burgess
February 26, 2014
9:30 a.m. ET

Operator:
Good morning, and welcome to Aegion Corporation’s Fourth Quarter and Full Year 2013 Earnings Call. At this time, all participants are in a listen-only mode. Later, there will be a question-and-answer session and instructions will be followed at that time. As a reminder, this event is being recorded.

Management has provided a presentation to summarize the financial results and outlook. The presentation can be found on Aegion’s website at www.aegion.com. Any financial or statistical information presented during this call, including any non-GAAP information, the most directly comparable GAAP measures and reconciliation to GAAP results, will be available on Aegion’s website at www.aegion.com.

During this conference call, the company will make forward-looking statements, which are inherently subject to risks and uncertainties. Results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call. The company does not assume any duty to update forward-looking statements. Please use caution and do not rely on such statements.

I will now turn the call over to Joe Burgess, President and CEO of Aegion. Sir, you may begin.

John Joseph Burgess:
Thank you, and welcome to our 2013 earnings call. With me today are David Martin, Senior Vice President and Chief Financial Officer; David Morris, Senior Vice President and General Counsel, and Ruben Mella, Vice President of Investor Relations and Corporate Communications.

Today, we close out 2013. While the year had its share of disappointments, we also believe that we made tremendous progress in areas that will drive increased value in the future. Specifically, the Brinderson acquisition takes us into the important downstream and upstream maintenance markets, rebalancing our energy service portfolio towards more predictable recurring growth. As Brinderson’s yearend backlog position suggests, we expect this business to drive significant growth in 2014.

Our wastewater segment continued to benefit from improving market conditions and improved operating performance due to our investments during 2011 and 2012 in upgraded sales management, scheduling, estimating and project management systems. We expect continued improvement in 2014 both in terms of revenue and margin accretion.

Our corrosion engineering and cathodic protection business continued to both grow and improve its margin profile in 2013. We believe that our continued focus on higher growth and higher margin services will produce the same result in 2014.

Our industrial linings segment completed the largest project in its history, the $65 million Moroccan project. The operation also solidified its presence in the Middle East, establishing headquarters in Dubai. We believe that Middle East will be a significant growth area for us over the next several years.

But clearly we must improve our ability to manage and predict the project businesses and we must also get Fibrwrap back on track. I’ll talk about that more in a few minutes, but at this point, I will turn the call over to David for a financial review of the fourth quarter, David?

David A. Martin:	Thank you, Joe, and good morning.

Last evening, we reported our fourth quarter and full year non-GAAP earnings per share from continuing operations of $0.40 compared to $0.41 in the fourth quarter of 2012. For the full year,

Aegion earned $1.27 per share on a non-GAAP basis which was within the revised guidance that we announced in December. Overall, the quarter’s results were in line with the expectations following our December announcement. Positive contributors to the quarterly results came from North American Water and Wastewater, our corrosion engineering and cathodic protection business, our Asia CIPP business and Brinderson. These good results were offset by the poor performance in the North American Commercial and Structural business which we described in the release, the slow start to the offshore portion of the robotics coating Wasit project and a lack of activity at our coatings facility in New Iberia, Louisiana operation. A slow start to the Canadian pipe construction season during the quarter also impacted the Canadian coatings and our industrial linings business.

Let me expand on these further. Our North American Water and Wastewater business had a terrific quarter; revenues grew 14.3% to $98 million. The growth achieved in the quarter came from all regions, especially our Canadian operations due to an increase in large-diameter installations, the addition of crews to support our strong backlog position and favorable weather during much of the quarter.

From a margin perspective, execution exceeded expectations resulting in gross margins of 21.4% in the quarter. This is particularly a strong result given our typical seasonal slowdown due to weather and holiday schedules with the municipalities.

Our corrosion engineering and cathodic protection business performed very well in the quarter as well, as revenues grew 6.4% to almost $63 million. Gross profit increased to $16.5 million representing a gross margin of 26.5% in line with the fourth quarter of 2012. Our improved performance was attributable to a solid execution on several North American projects.

For the full year, the operating margin before corporate allocations was 13.1% at the high end of our target of 12% to 13% for 2013. This business has grown revenues in each year since we acquired it in 2009 and expanded operating margins from approximately 8% in 2009 to more than 13% this year. Acquired on July 1, 2013, Brinderson contributed $0.06 per share in the quarter inclusive of incremental interest expense from the acquisition and $0.08 for the second half of 2013, again in line with the expectations. The split between the upstream and downstream segments still favored the higher margin upstream at 51% contributing to a solid 17.5% gross margin.

We were pleased with the step up in billable hours from existing and new contract awards during the quarter, which is the start of the primary maintenance and turnaround season for the U.S. downstream segment.

Our Asia-Pacific Water and Wastewater business reduced its operating loss by $2.3 million to deliver close to breakeven results compared to the fourth quarter of 2012. Project activity in our other key Asia-Pacific markets was somewhat limited in the quarter, with some Australian project starts moved to 2014. We’re currently on track to complete the Malaysian project in the coming month ahead of schedule.

Commercial and Structural’s North American operation was the largest contributor to the year-over-year shortfall in earnings. The North American business experienced volatility in 2013 after the departure of key leadership in sales and operations in late 2012. As a result, the business struggled to maintain a sufficient sales funnel and workable backlog in front of the operations during most of the year and in the fourth quarter which impacted margins in the business as we stranded fixed costs. We also had lower margin performance on our number of projects in the fourth quarter as compared to a very strong fourth quarter 2012 performance. I contrast this with the Fyfe Asia operation which delivered higher revenues and expanded margins primarily due to improved progress on several key projects in Hong Kong and Singapore.

We have talked a lot about the delays associated with the Saudi Arabia Wasit project in 2013. The good news is we were finally active on the lay barge during the quarter inspecting and coating the welds for the 36-inch diameter trunk lines for corrosion protection. Unfortunately, inconsistency in the quality and production rate from the pipe welding operation by the prime contractor limited the number of welds we were able to inspect and coat in the quarter.

Results from our coatings business were below expectations because of the unusual slow start to the pipeline construction season in Canada and the delay of a large project we expected to begin in the quarter. Activity at our facility in New Iberia, Louisiana was in line with our expectations while that activity remains at a low level.

Finally, the fourth quarter results for industrial linings compare unfavorably to last year’s, when it benefited from the large contribution from the Morocco project as well as increased activity in South America and Mexico. This business delivered a strong 2013 fourth quarter in the U.S. and the Middle East operation. There were some additional costs associated with the close out of the Morocco project that adversely impacted the fourth quarter results this year. Industrial linings experienced a similar lull in activity in pipe construction in Canada but market conditions have since improved with activity planned for the early part of 2014 as normal for this time of the year.

I’d like to conclude with some comments on our cash position and return on invested capital. I’m most pleased with the performance of our operating teams in contributing to the 2013 cash flow from continuing operations of $88 million, in line with our target set on the third quarter call. This includes $4 million in cash paid for acquisition deal cost.

Our cash collections in the fourth quarter were very good despite lower profitability; the result was cash flow from operations of $47 million. The net change in working capital was $22 million source of cash, which compares to the 2012 source of cash of $34 million, which was a record for the company. DSOs declined about 10% in the most active cash collection period of the year. There was a significant improvement in our cash collections in the North American Water and Wastewater business as well as the Commercial and Structural business as part of a concerted effort to reduce DSOs in those businesses and across the company.

As a percentage of net income, our full year cash generation proficiency exceeded net income at 169% again including cash paid for acquisition deal cost during the year. This strong finish to the year led to a record $158 million cash position on the balance sheet as of December 31, compared to $134 million last year.

Capital expenditures ended the year at $26 million, an $18 million reduction from 2012, when we made investments in both coatings facilities to support our efforts to penetrate the Gulf of Mexico insulation coating market and increase capacity utilization to meet demand we see in Canada. We see capital expenditures to be $30 million to $35 million for 2014 reflecting a modest increase related to growth capital for our North American Water and Wastewater business, along with Brinderson.

Our debt-to-EBITDA ratio was 2.7 due to the Brinderson acquisition and includes repayment of $8.8 million in debt as required by the terms of the credit facility formed in July. We’ll continue to have solid flexibility to support our growth opportunities in the future with our financing arrangements and our strong cash position. In 2013, we repurchased $24.6 million of our shares with an average price of $22.69 per share. Through three board authorized buyback programs. Our record cash position gives us the ability to return additional cash to shareholders. We anticipate completing an additional $20 million buyback program in 2014.

Finally, return on invested capital was 6.7% in 2013. The positive performance from the North American Water and Wastewater business, Corrpro and the recovery in Asia-Pacific was offset by the amortization of intangibles with the Brinderson acquisition and operating losses in the Commercial and Structural business as well as the coatings operation in New Iberia, Louisiana. With the anticipated growth that we expect in 2014, I believe we’re well-positioned for 100-basis point to 150-basis point improvement in ROIC this year. That’s the overview of our financial results. So I will turn over the call back to Joe.

John Joseph Burgess:
Thank you, David. As I mentioned in my opening remarks, despite the disappointing bottom line results in 2013, there was tremendous progress made to better position Aegion in its key markets. For Energy and Mining that means moving downstream into maintenance program work that will drive sustainable recurring growth.

Our project businesses, specifically coating services and elements of industrial linings will continue to be volatile so we have to continue to move closer to our customers and better risk adjust the schedules we are given. For this year, it means assuming very little contribution from our New Iberia operations as project schedules have just not solidified adequately as we speak.

We’ve also risk adjusted the pace of recovery we see for the Fyfe - Fibrwrap business. While we believe we have made strides to rebuild the organization and also had greater visibility into the sales funnel, we must temper this data with some of the realities from 2013.

So on a consolidated basis, we expect non-GAAP earnings per share to be in the range of $1.50 to $1.70, cash flow from operations in the range of $100 million to $110 million and we believe the pieces are in place for Aegion to have a good year.

Let me review the key elements that will drive our performance in 2014, starting with Energy and Mining. We expect Energy and Mining to achieve revenues in the range of $770 million to $800 million in 2014. Backlog was $429 million at the end of 2013 driven largely by an increase in backlog from Brinderson. We expect operating margins to be between 8% to 9% for the platform. Our corrosion engineering and cathodic protection business enjoys favorable market conditions in North America with prospects in 2014 for greater contribution from the Middle East.

Backlog entering 2014 is down less than 10% from the backlog at the beginning of 2013, but still solid and we have seen a number of nice project awards already in 2014. The decline in backlog was a result of the completion in early 2013 of the Lone Star Transmission corrosion control project in Texas on a 300-mile pipeline affected by electrical interference from collocated power lines. This alternating current mitigation, or AC mitigation, market is part of our growth strategy in North America along with expanding our corrosion engineering reach in the pipeline inspection services segment. We’ve strengthened the sales force through the addition of dedicated sales professionals focused on expanding our footprint in markets such as these which will not only drive revenue growth in 2014, but also expand margins this year towards its near-term goal of 15%.

Industrial linings also has favorable market conditions in North America and the Middle East. We’ve seen organic revenue growth in North America of 15% compounded annually from 2008 to 2013. That’s an impressive run for this business and the team. Performance in 2013 was strong in North America especially in the U.S. and in the Middle East, but weaker in South America and Mexico.

Backlog at the end of December was lower than the period last year due mainly to the completion of the Morocco project and market weakness in the international mining segment.

We are active with coating projects in all their primary markets including the Middle East where backlog remains robust, which we expect to be a key region for growth in 2014. Other international markets appear more volatile to us going into 2014 with the potential for improvement in Chile and perhaps Mexico. Timing risk is consideration in these international markets especially with mining related opportunities. We’ll have more clarity about our prospects in the coming months.

On the third quarter call, I shared our enthusiasm about the opportunities we believe are available in the Middle East. We’ve employed a regional strategy to market our technologies and services for corrosion engineering and cathodic protection, industrial linings and robotic coatings to the national oil and gas companies in the region. We have assembled a sales, operations and strategic planning team based in Dubai to exploit the growth opportunities in the region and elsewhere including Africa, India and other potential markets.

Today, we operate primarily in Oman, Kuwait, UAE and Saudi Arabia. We’ve created a $30 million base business since 2009 for our industrial linings on par with our operations in the U.S.

Our Corrpower JV with Saudi Arabia Research and Trading Company was recently approved as a cathodic protection materials manufacturer by Saudi Aramco. We have a good relationship with Saudi Aramco through our robotic coatings business which is actively working on the Wasit project. That project is proceeding closer to our expectations since late December when we began to see an increase in the quality and pace of pipe welding by the prime contractor. That has allowed us to inspect and coat over 30% of the scheduled offshore internal pipe welds so far. Based on what we know today, the offshore and onshore contracts should be completed in 2014.

We’ll have to see how the transition goes when the crews and equipment transfer to the second lay barge this spring and how quickly production can resume on the 36-inch diameter trunk lines. We’ve factored into our guidance the possibility of completing the project in early 2015.

We’re taking a cautious approach for our coatings operation in Bayou, New Iberia, Louisiana. The deepwater pipe coating market for the Gulf of Mexico has the potential to recover later this year. We are working actively with our customers to outline the project scope, engineering specifications and bidding for several large opportunities in various phases of development. However, there are many decisions remaining before these translate into executable backlog for 2014. We expect to narrow the loss at New Iberia in 2014 as a result of several small projects, including two deepwater insulation projects, execution of efficiency improvement projects, and aggressive cost reduction efforts.

Our operation in Canada continues to generate good profits and we expect the same in 2014. The market outlook in Canada has not been as robust as we’ve seen in previous years, which will impact us in the first quarter. However, we’re seeing more opportunities for the upcoming fall season and that should bode well for our performance.

We’re very pleased with Brinderson’s success with several key West Coast contracts worth $70 million in incremental revenues for 2014, bolstering Brinderson’s outlook for the next few years. These awards are expansions of existing relationships primarily in the downstream market. We announced one award from Tesoro that adds the Los Angeles refinery to the renewal of an existing refinery contract. The expansion of our relationship with Tesoro will add an incremental $20 million to revenues in 2014. Brinderson will now also be performing maintenance work at five additional West Coast facilities for another major refining client as well as an oil production client in the upstream market. I think this is a testament to the sustainability of Brinderson’s business model which is built on the consistent delivery of high quality services driven by operational excellence and a superb safety record.

Through these awards and renewals, Brinderson has grown its presence in the California and Washington refining market to 13 major refinery locations representing the majority of the current regional operating capacity.

Reflecting the next 12 months of contract services, backlog at Brinderson was $268 million as of December 31. In addition to contract maintenance, Brinderson is known for providing its customers with high quality services for engineering, lump-sum contracting, and small scale turnaround activities. We believe these value-added services represent real opportunities for additional growth not only over the life of these multiyear contracts, but with all of our clients. Brinderson also is investing to expand geographically. Brinderson opened an office in Midland during 2013 and we are in the process of bringing in the right talent to grow the initial opportunity given to us by two longtime customers to enter the Permian Basin upstream market. Brinderson is also exploring other opportunities, including the Bakken and Utah which has both upstream and downstream facilities ideal for our maintenance service capabilities.

Let me provide scale to our expectations for Brinderson in 2014 as we go through its complete annual cycle for the first time. Brinderson contributed $108 million in revenues in the second half of 2013. With the new contract awards, other growth opportunities, and a full year contribution; revenues could be as high as $300 million this year.

Brinderson has accomplished what we expected of them by increasing the presence in their home West Coast market and formulating and executing a plan to expand in the Permian. Brinderson’s contribution will help shift the balance of recurring versus project-based revenues as we forecast 2014 recurring revenues to be approximately 60% for Aegion overall and also 60% for the Energy and Mining segment.

Now turning to Water and Wastewater, 2013 was a successful year for the Global Water and Wastewater platform with strong performance in North America, stability in Europe and a recovery in Asia-Pacific. We will combine the North American and international reporting segments into a Global Water and Wastewater platform in 2014 reflecting how we are now managing these global regions as a unified business. For 2014, we expect revenues to be in the range of $500 million to $525 million with operating margins in the range of 7% to 8%.

Our North American business is very well-positioned going into 2014. Backlog was $242 million at the end of December at record levels and 31% higher than the backlog at the start of 2013. Our current backlog gives us about eight months to nine months of solid visibility.

By our estimates, the Northern American Wastewater project opportunities grew about 20% to approximately $900 million in 2013 including a number of large mandated expenditures through EPA consent decrees in certain cities across the United States. We believe 2014 will be another good year where the industry can sustain this level of spending and we are optimistic about our chances to grow revenues at attractive margins again this year. What is equally as impressive about this business 2014 performance was its success in improving execution which of course we directly control. By all measures, 2013 was one of the best years for our operating teams. We’ve added crews to support several key markets where we have strong visibility and sustainable backlog levels in 2014. Northern American business remains committed to improving margins through optimizing crew utilization, maintaining bid estimation discipline and become a premier project management organization.

Looking at the international markets, the operative word for Europe is stability. Our strategy is to expand third-party sales opportunities across the continent. What’s new for us in 2014 is the opportunity to market and sell our glass tube product in Germany after the sale of our contracting stake in a German joint venture last year.

Turning to Asia, we’ve recently received two multiyear awards in Australia as we expand our presence in that market. The first is a $25 million five-year contract with Barwon Water in Victoria, and the second is a four-year $6 million contract with Hunter Water in New Castle, South Wales.

In Malaysia, our crews continue to perform exceptionally well as we work to complete two contracts ahead of schedule valued at over $9 million in Kuala Lumpur. We are assessing the next round of projects up for bid during 2014 and feel good about our prospects.

Finally, I’ve talked about the market potential for our Wastewater solutions in India which can rival the U.S. in size. India has a critical need for increasing its fresh water supply and rehabilitating its Wastewater network is key to achieving this important objective. We continue to evaluate several internationally financed bids specified for CIPP products. It is a time consuming process to navigate the bureaucratic and political maze in India, especially in an election year which unfortunately appears to be every year. Our operations are right sized for the slow pace of bid development and release yet ready for the project activity when it occurs. We believe this is in keeping with our ongoing efforts to constantly review all of our businesses for their return generating capabilities at a reasonable risk posture.

While 2013 represented a significant step back for our Commercial and Structural platform, we’re optimistic this business can return to what we envisioned when we acquired the Fyfe businesses, beginning with the recovery in 2014. Our optimism stems from three important facts. First, Fibrwrap continues to be a great product supported by the leading engineers in the fiber-reinforced polymer or FRP market and continues to have a robust R&D effort. Second, Fyfe North America has a leading market position. We are vertically integrated from the engineering design where we’ve established a reputation as the experts to manufacturing to installation. We have intellectual property protection throughout the value chain. Finally, the end markets we serve are growing as FRP continues to make inroads compared to traditional concrete and steel rehabilitation solutions.

We’ve made the necessary investments in sales, business development and operations to rebuild momentum in 2014. These changes are now largely in place for execution across all segments of the North American business. We need to further improve our visibility into the pipeline, buildings, transportation and waterfront end markets. Things happen quickly in this business requiring us to be nimble and translate opportunities into well-executed projects.

North American backlog at the conclusion of 2013 was $20 million. We have another $20 million in near-term high probability sales opportunities we are pursuing as part of a larger sales funnel. We continue to build from the investments made to enhance our sales capabilities. This is a decent start for us, but we want to be better-positioned by the time the construction season starts this summer.

Fyfe Asia has an opportunity this year to establish our Fibrwrap technology in the Japanese seismic strengthening program for residential and commercial buildings. We’ve received national certification for our Tyfo House Defender System for wooden structures. We are pursuing national certification for strengthening concrete structures this year.

Fibrwrap will have a strong competitive advantage once we complete the certification process. Plans are underway to open additional branch offices in Japan, build the sales staff and create a mass marketing effort to promote our unique structural strengthening solution. Our expectations in 2014 are for modest revenue and profit contributions in a launch year. Commercial and Structural has a solid pipeline business in water pressure main rehabilitation in Hong Kong anchored by two large contracts awarded in the fall of 2012. In Singapore, there is a market for our Fibrwrap technology in the rehabilitation of large-diameter pipelines associated with over 3,000 miles of varying diameter pipes in Singapore’s water system in need of rehabilitation.

Finally, we are actively pursuing opportunities to rehabilitate and strengthen bridges and jetty waterways in Indonesia. There’s quite a bit of fertile ground to grow our business in Asia. That is reflected in our backlog which was $30 million entering 2014.

Even with the ambitious plan I have outlined, we’re taking a more conservative approach in guiding 2014 revenues and profits for the Commercial and Structural platform. We expect revenues in 2014 to be in the range of $70 million to $85 million. Given the investments we have made in people and systems and the need to establish sales momentum in North America, operating margins could range from negative low single digits to positive low single digits this year, again during a year of large investments.

Let me now look to how 2014 will progress with the seasonality of our businesses. The first quarter is traditionally our least profitable. Brinderson is active right now as the maintenance and turnaround season gets underway and should be a contributor to our expected quarterly results. The Canadian pipeline construction season is proceeding at a slower pace than normal negatively affecting our Canadian coatings business.

Winter weather in North America is the primary reason for low project volume from our North American Water and Wastewater, Commercial and Structural’s North American operations and elements of our Energy and Mining pipeline technologies and services. We’ve seen another harsh winter in January and most of February even in the South, resulting in a reduction in planned workable crew days. At this point, even a strong performance in March won’t make up for the loss ground so far in the quarter. We believe the quarter will likely end a little higher than the $0.09 EPS we achieved last year. The second quarter and third quarter will again deliver the majority of our revenues and profits. We have adequate visibility in the Water and Wastewater platform, especially in North America to expect a good start to the construction season. Our corrosion engineering and cathodic protection business is also in good position to ramp up its business during the summer months. Brinderson is likely to perform better than last year during its seasonally low third quarter when refining capacity utilization reaches peak levels.

We expect the upstream business to help offset the slowdown in maintenance activity during that period. We will be in a better position to assess the pace of the recovery for North American business for Commercial and Structural by the second quarter earnings call in July.

The fourth quarter is traditionally a strong quarter for the corrosion engineering and cathodic protection businesses, our Global Water and Wastewater business and our operations in Canada for industrial linings and coatings, which benefit from the start of the Canadian pipeline construction season. Brinderson also begins to increase billable hours ahead of the prime maintenance and turnaround season.

We’ve completed our assessment for 2014 and believe we’re taking a balanced approach that acknowledges where there are risks as well as opportunities. The greater portion of our performance this year will come from recurring revenues sources adding greater predictability on more than 80% of our expected revenues. As I mentioned earlier, we are more pragmatic in how we are approaching our project-based businesses, recognizing changes that will likely happen as we progress through the year. I believe we’re better prepared to anticipate and react to those possibilities and we have reflected them conservatively in our guidance.

Over the last five years, our company has made a dramatic transformation. Insituform is the very business today than it was in 2008. We are now fully committed to margin expansion by leveraging our experience and scale from manufacturing to bid estimation and we are well on our way to becoming a premier project management organization. Energy and Mining today is our largest platform, created from the underutilized industrial linings business in 2007, this platform now includes a full complement of pipeline rehabilitation and protection technologies and we now have a facility maintenance services provider targeting key, U.S. energy growth markets.

Commercial and Structural platform came to us as a result of the complementary nature of the Fibrwrap technology with Insituform CIPP. There are more promising uses for our Fibrwrap technology in the global structural rehabilitation market and there is still a very strong promise for this business on a global scale. So, from a $450 million sewer contracting business in 2007 to an organization on the march to $1.5 billion in near-term revenues we truly have a robust outlook, from $260 million in annual backlog in 2007 to approaching $800 million today. We are creating opportunities for growth. We have not yet translated this potential to our bottom line as we’ve guided, but we have taken or taking actions to reposition every effective business so that they can meet the earnings and return targets to support Aegion’s growth outlook. We believe 2014 will be the start of the journey to reach our potential. And now I’ll turn the call over to the operator for the Q&A session. Thank you.

Operator:	Thank you. Our first question will come from the line of Eric Stine from Craig-Hallum. Your line is open.

Eric Stine:	Hi, Joe and David.

John Joseph Burgess:	Good morning.

David A. Martin:	Good morning.

Eric Stine:
May be we could just start in NAR, clearly 2013 part of the positive there was the higher mix of large-diameter, just curious what type of visibility you see into that trend continuing and what type of assumptions around that mix are you incorporating in your 2014 view?

John Joseph Burgess:
We see roughly the same mix for 2014 as we achieved in 2013. Again most of that visibility, well, basically all of that visibility is already in backlog, so we’re - I would say, we’re highly confident that the mix that we’ve assumed is going to be the mix that we achieved. We’re only a month in but both the bid prospects and acquisitions were higher in January than they were last January so we think we have a good beat on the market there.

Eric Stine:	Okay. And the internal measures there with adding crews, you feel confident that if things were to change you could react pretty quickly so there is not a repeat of 2011?

John Joseph Burgess:
No, well there is absolutely no chance of a repeat of 2011, I can say that and when I say we’ve added crews I mean it’s a modest addition. I think in these conversations we’ve been at high 50s to 60 I think we’re probably going to get to 62, 63 sometime throughout the year. We’re also making some investments in NAR, re-trading some of our small-diameter to lighter equipment packages. But the crew additions that we’re making are really in areas where we have long-term work. So they’re always very specifically focused on long-term work. So we’ll have an additional crew in Baltimore for example. We’ve got a little bit of backlog growth in Eastern Canada, so we put some additional assets to work there later in the year that will continue into 2014. But I think that business has really made a huge transition in its ability to manage its fixed costs and just understanding that we have to have the crew capability that we need to meet the backlog that we have. So...

Eric Stine:	And if memory serves, that crew number that you gave as a target for midyear 62, 63 that’s still a fair amount below where you were a number of years ago?

John Joseph Burgess:	Yes, I mean during the stimulus, if we didn’t get to 70 crews, it was close....

David A. Martin	Actually, probably a little bit above.

John Joseph Burgess:	Okay.

Eric Stine:
Okay. Maybe just sticking with operational or internal measures in moving to Commercial and Structural, just any thoughts on some of the similarities you see operationally versus what you faced in 2011, maybe lessons learned and how long you think it plays out until you start to see some of the improvement?

John Joseph Burgess:
Well, I mean we expect and have planned internally for the business. I’m talking North America now, to improve pretty significantly over what it did this year. Now I’ll beat you to the punch that’s a low bar certainly based on what the business achieved this year but we do expect it to improve significantly. As to, and let me just add there because we’re talking about what we think will happen and how we guided, we were not very aggressive when we built our guidance numbers that I just gave around a big turnaround in with the Fibrwrap business, just we do have increased visibility into the pipeline. I talked about near-term sales that we think will boost our backlog here near-term that we’ll be able to look at and talk about. But I think it’s not nearly at the levels since you made a NAR comparison, it’s not nearly at the level of understanding in terms of what backlog means in terms of translating it to executable work and obviously in terms of translating that into gross margin and eventually profits.

But it is getting better and since you asked a question about comparisons to NAR, I mean this is at the execution step this is a crew-based business. So much of how we manage and think about the business as it relates to the North American, - to NAR, is translatable to Fyfe and if I was to describe it, a lot of the work focused on operations in 2013, it’s been about doing that. This is our best practice in how we manage our field crew construction operation and this is how we’re going to do it here because other than the technology and the kind of the what of what’s being applied there is not a lot of difference. So we’ve been hard on that.

Now the front end of the Fyfe business is very different in terms of the engineering and design phase of the product, developing integrated solutions across different fields. NAR of course as you know operates in just basically a single municipal market and the Fyfe business spans probably five or six end game segments and all of those have unique characteristics.

So we have had to kind of rebuild the sales organization and then support that with the engineering organization and that’s very different from NAR. Having said that, the need to create visibility into the forward sales funnel and the pipeline of projects and ultimately driving backlog growth is absolutely critical. So we have taken how we manage that process from our Wastewater business to the Fibrwrap business, because ultimately you can’t really manage the efficiency of your crew structure unless you have that near-term visibility. If you don’t have that near-term visibility you end up stranding fixed costs which was as you pointed out the NAR story in 2011 and a little bit of the Fyfe story in 2013. So we put in the time and the effort and the people to get us in a much better position there.

Eric Stine:	Okay, that’s very helpful, thanks for taking the questions.

John Joseph Burgess:	Thanks for asking the questions.

Operator:	Thank you. Our next question will come from the line of Arnold Ursaner from CJS Securities. Your line is open.

Arnold Ursaner:
Hi, good morning. First on Wastewater, I think you mentioned your backlog’s $240 million and I think you also said you’re looking at $900 million of opportunities, and I guess I’m trying to reconcile, you used to have a win rate of 50% or more. Just help me understand those two numbers?

John Joseph Burgess:	Well $900 million is what we’ve kind of saw last year as the total market opportunity. Backlog is what resides in backlog so I haven’t done the math on what we took out of backlog...

Arnold Ursaner:	So opportunities of $900 million that was last year?

David A. Martin	That was last year...

John Joseph Burgess:	...last year’s opportunities.

David A. Martin	And we expect similar to this year. You have an annual run rate of revenue which is sort of more comparable figure here.

Arnold Ursaner:	Okay.

David A. Martin	Not what’s just left in backlog, we typically maintain eight months to nine months of backlog. Joe?

John Joseph Burgess:
I mean in terms of win rate, by project activity and in dollars we ended up in the middle 40%-s which has kind of been where we’re at and I think that’s very solid performance from the group. If you look at - because that’s been achieved while ratcheting up the margin profile that we have in the contracting backlog. And then of course we continue to be very efficient with our manufacturing facilities and push third-party sales. So, but the contracting margins in backlog have been creeping up and we like to think as the largest player in the market that we are a positive force for that as we continue to be very, very discipline about estimating sometimes that even means not working in particular areas where it’s just not worth our while and we have history that demonstrates that, but it’s mainly about I think pricing with the appropriate risk based on what it is we are trying to do.

Arnold Ursaner:
My other questions relate to the Commercial and Structural, clearly since you’ve acquired it both you and Simpson which bought another FRP company, have both seen a dramatic slowdown and some margin challenges, I guess I would like to understand if there is some structural change you have seen or regulatory change. And then more specifically for you, you mentioned you do have very good IP protection, but Ed Fyfe has left the company and it seems to be competing directly with you. So I’d like to understand how that interplays?

John Joseph Burgess:
Well, Ed Fyfe competing directly with me would be news to me. So, we’ll certainly look into that if that’s happening. I would say to answer your fundamental question, I don’t think that anything is fundamentally different. I mean if I look at, when we break down, what happened in 2013, we certainly had some management transitions and we lost some pretty profitable top line revenue to competitors. And then as we regrouped and this kind of spills back into my remarks to the earlier question as we regrouped and started to rebuild our sales funnel across the verticals, pipeline and others, we stranded some fixed costs there while we star it to fill out our execution schedules. But as we have gotten back into the market, we find great enthusiasm for the product. We don’t think that we’re pricing the product at lower gross margins. Sometimes the visible results, because there is a mixed dynamic. Arnie, just like we were talking about the mix between a large-diameter, and medium-diameter and small-diameter to NAR is important. The mix of pipeline to building structures and this type of thing is important.

So we certainly had some mix issues last year, because the revenue that we did not capture was largely in pipelines and that continues to be very, very high margin stuff. So we don’t really, and we spend a lot of time kind of gauging, have we missed it in terms of overall acceptability of the product, our ability to create continued conversions and I would say right now we just don’t think so. We think we had some transitions in the team and we had to rebuild the organization and then of course as I was saying earlier we’ve converted how we execute in that business to best practices which we’ve borrowed from our highly confident Wastewater team and we think the business is positioned to get back on track. How quickly we can achieve that is of course our challenge, that’s our greatest challenge. I don’t think it’s the market.

Arnold Ursaner:	Okay. Thank you.

John Joseph Burgess:	You’re welcome.

Operator:	Thank you. Our next question will come from the line of Liam Burke from Janney. Your line is open.

Liam Burke:	Thank you and good morning, Joe.

John Joseph Burgess:	Good morning.

Liam Burke:
Joe, you talked about taking the Brinderson’s business which is entirely on the West Coast out of the regions, possibly Texas and other areas of the country. How long is that sales cycle as you go and start establishing that business?

John Joseph Burgess:
I would say what you tend to do if you’re end goal is to acquire a three-year to five-year long-term maintenance contract, what you tend to do is start on the capital side because that’s the way that you can get into the facility and first things first in this business is proving that you can operate safely. And while Brinderson has a tremendous, tremendous reputation in that regard, it’s really an area where you have to prove yourself over and over. So we got to the Permian in 2013 with Brinderson really through some work that was given to us by some of our West Coast clients, that work proceeded in a way that was encouraging to us. So as I said where we’ve opened an office and are staffing up, staffing up an operation to attack the Permian work. But first thing I think you’ll see us do is work on the small project capital side with our upstream team and then we think we’ll be successful in capturing work and it could be significant even here in 2014. And then you will see us use that demonstrated capability to then migrate to the maintenance profile which is always the home run for us. In terms of hard timing, it’s hard to give you an answer just because Brinderson has been obliviously hugely successful working upstream and downstream in California but the Permian is a new market. And same for the other things that I referenced I mean we’re doing the same thing in the Bakken, the same thing for downstream markets in Utah.

Liam Burke:	Understood. Thanks, Joe. You talked about 2014, 80% of the revenue that you’ve identified as recurring, assuming obviously it’s Brinderson and Corrpro, so what is the outlook for Corrpro this year?

John Joseph Burgess:
Very good, as I said I mean we didn’t quite achieve the top line growth that we expected in Corrpro, but that was really mainly because our prospects were - that included some prospects in non-disruptive testing areas, primarily in Canada that we just felt like early in the year drew the conclusion that we weren’t going to be as competitive as we thought we could be. So we didn’t hit our top line targets although the business did grow. And then of course the margin profile I think we ended up better than 13% and of course that’s up from 8%. The near-term goal for the business is 15%.

We reorganized the U.S. last year around a product organization versus kind of an organization that was more oriented towards geography. We think that that’s starting to bear fruit. We talked about one example in terms of alternating current mitigation, but there are others, and we’ve been saying the same thing about this business for a few years shifting out of what we think are kind of low margin kind of construction activities, not the design build activities, but just kind of mainly anode replacement activities to higher value services centered around what we think is an emerging very high growth driver in the increased numbers of pipes that are going to be inspected as we go through time. So we think all of that looks very good for the business.

Liam Burke:	Great. Thanks, Joe.

John Joseph Burgess:	You’re welcome. Thank you.

Operator:	Thank you. Our next question will come from the line of Steven Folse from Stifel Nicolaus. Your line is open.

Steven Folse:	Good morning. My first question is on Brinderson. You referenced in the prepared remarks that about 51%...

John Joseph Burgess:	Steven, sorry we can’t really hear you. You are not coming through on the line.

Steven Folse:	Oh, I am sorry. Can you hear me?

John Joseph Burgess:	Yes, great.

Steven Folse:
Okay, great. First question is on Brinderson, you referenced about 51% of that work this quarter was in the upstream market, a lot of the new awards that you’ve been winning have been on the downstream and I know that’s usually a little bit lower margin. Given a higher mix of downstream, how should we expect the margins to move in that business?

John Joseph Burgess:
Well, I think we’ll start out the year as you correctly assessed that we’ll start out the year with a little bit of a shift towards the downstream market, so the business - but of course the business is an account play. We’ll certainly be executing against those base maintenance contracts which as I described are substantial, but then the company will also be working in the areas with the clients that we think are added up to the base which are the turnaround which we think will be good to us this year as well as managing what I will say call it small maintenance capital projects within those frameworks. So I mean right now we feel confident about achieving the operating margin targets, but I mean it’s certainly the math of the adds and they are very big adds, are downstream and so they’re a couple of margin points lower than what we typically would see in the upstream markets.

Steven Folse:
Okay and then I guess staying on that theme, have you guys seen any success as far as leveraging Brinderson’s contacts to provide some work for some of your other platforms, I know you’ve talked before about how it could casually be an avenue to bring Corrpro the fence a little bit. Is that starting to work out at all yet?

John Joseph Burgess:
I think the answer is yes, we’ve certainly gotten some work for the Tite Liner business, has achieved some work. Corrpro has achieved some I would say bid activity and we’re ramping up to make a much more aggressive effort to push their service profile inside that’s work that’s ongoing. And we’ve actually even gotten a couple of contracts that include Fyfe doing some rehabilitation around pipelines. So we continue to think that once we really understand how to utilize those Brinderson accounts that will be beneficial for certainly those businesses that I just listed.

Steven Folse:
Okay, great. And then I guess last question, you guys have continued to reference this 15% longer-term ROIC target. This year, I understand that it should likely be more in the 7% to 8% range. And do you have any sort of updated timing on when you think that that 15% could be achievable?

John Joseph Burgess:	Well I mean we have a five-year plan that we’ve developed here internally that includes the businesses that we’ve outlined. And that’s our primary target within that planning horizon, so...

Steven Folse:	Okay, thank you.

Operator:	Thank you. Our next question will come from the line of Glenn Wortman from Sidoti & Company. Your line is open.

Glenn Wortman:	Yes, good morning, guys.

John Joseph Burgess:	Good morning.

David A. Martin:	Good morning.

Glenn Wortman:	If my numbers are right, ex-ing out Brinderson, it looks like you’re expecting Energy and Mining sales growth in the low single digits to mid-single digits this year, and obviously you’ve got pretty significant decline year-over-year at the end of the year in backlog. If you could just help me reconcile those two figures, please.

John Joseph Burgess:
Well, yes, I guess the first thing you said is probably accurate. We do see a nice sales growth in Corrpro. I tried to talk about the fact that, I think there is a modest mismatch between where their backlog ended at the end of the year and what we expect to happen this year, some of that is a little bit of distortion because they had won large, the large Lone Star project in their end of 2012 backlog and this year’s Corrpro scenario they did not have that but then of course picked up some Army Corps work that we think will pad their backlog here in the early part of the year.

We really look at them though by the way in a range. I mean if you look at the last five years in terms of translating, they tend to operate in a ranged backlog where if they are between 25% and 35% backlog as it translates to predicted revenue, they’ve had a good success history of achieving that, and they are in that range. We always want them to have more backlog but they are in that range and we think they have good plans to achieve that.

UPS is coming off the Morocco project and as I’ve described we feel like they are in a good position in the U.S. and Canada but the pickings have been a little slim in the international markets which are largely driven by mining. So we think we have some good visibility in Chile. We are working on some significant stuff in Mexico but as always it’s difficult to predict the timing there, so I think we’ve shown that as flat to a modest decline coming off a couple of record years. We do expect margin to improve as we move out of the Morocco project which had lower margins associated with that project which David Martin described in his remarks.

Bayou, New Iberia, we basically predicted that to be the same as this year that’s not that we’re not working and very optimistic on some nice looking targets, but we certainly have an understanding that the paper schedules that we see at this time of year have not really translated to the revenue schedule later in the year. So we’ve not really predicted, we have not predicted any growth for that business. Coatings in Canada look a little better, a little bit soft coming out of Canada, but the insulation market we’ve actually picked up some pretty significant orders and have also picked up, bolstered the backlog kind of since we were last talking about it. So we think that business will do pretty well, but it’s a relatively small piece. So and then of course you have a big leap from Brinderson as you pointed out.

That’s kind of the revenue picture as we see it now.

Glenn Wortman:	Okay, no, thanks for that. And if you could just breakout your expectations between North American and International Water and Wastewater for 2014.

John Joseph Burgess:
Well, I’d have to describe our expectations for North America as bullish. I think of all of our businesses there and many of you followed us for some time, we have a pretty clear relationship from I think being able to translate backlog position into how the next year is going to look, so a very strong backlog position, I think very strong operating position. So we should have, we expect to have a very good year in 2014. Europe is I think kind of where it’s been. We have good operation in the Netherlands. We think we’re continuing to improve our operations in the smaller contracting markets while emphasizing third-party tube sales. We have an opportunity to take a new product into Germany so we’re kind of optimistic about that, but we expect our performance to improve there, but the market condition’s really kind of the same.

Asia, we think we have pivoted our Australian business away from almost 100% reliance on the Sydney market to practically zero reliance on the Sydney market, so we think that’s a good thing. We continue to work in Hong Kong, although that’s not particularly profitable, it’s been reasonably consistent. As I mentioned we executed north of $9 million worth of work in Kuala Lumpur. It turned out to be very profitable for us. There’s packages that we bid on and are also considering in the Kuala Lumpur market for 2014 that we feel very good about.

And then of course I spoke about the Indian market. We’ve downsized that operation as we said we could but we have, I think we have a good team. The fourth quarter, David, correct me if I’m wrong, but I think we actually were profitable in India on some small level of work. But of course we continue to wait and we think we’ve impacted some of these larger proposals that have come out, but I think mainly due to just political wrangling in India that they have not been released yet, and so we will evaluate them when they come out, but pretty big strides in the Asia-Pacific. We obviously got rid of some of these losing projects that had plagued us over the last few years. So, not quite a return to breakeven, but certainly a big jump up from where we were in 2012 and we expect to improve further with our Asian operation, so...

Glenn Wortman:	Okay, thanks for taking my questions

John Joseph Burgess:	You’re welcome. Thank you.

Operator:	Thank you. Our next question will come from the line of Gerry Sweeney from Boenning. Your line is open.

Gerry Sweeney:	Good morning, guys.

John Joseph Burgess:	Good morning.

Gerry Sweeney:
Most of my questions have been answered. But quick, a couple of questions on Wasit. How big was the contract? You said about 30% of it was completed. I know the contract size had shifted around a little bit. So I was wondering how big the contract is or how much is left in - to go in 2014?

John Joseph Burgess:	Well I think we said that 30% of the joints have been coated.

Gerry Sweeney:	Yes.

John Joseph Burgess:	That’s not directly translatable to the overall size of the contract. The project started out bigger for us you may recall.

Gerry Sweeney:	Yes.

John Joseph Burgess:
If you wanted to backup a couple of years it was, high $40 million-s or $50 million and then they decided to not coat a couple of the lines and those were moved to the project. We kind of took it down to a $30 million value, low $30 million-s of millions of dollars. So I think where we finished the year, David, you can give them the math of that, but how much is left, $14 million?

David A. Martin:	About $14 million.

John Joseph Burgess:
Yes, $14 million is left. And what I would say about that $14 million is most of that is revenue that’s associated with the actual coatings of the joints and that’s where we make the money on this project. I mean, just the way the drawdowns work is you get paid for mobilizing and day rates and doing a bunch of stuff, but you get most of your money when you’re actually coating the joints. So and the good news is that after a very slow start mainly almost entirely related by the way to the welding contractor which is not us, productivity actually picked up pretty nicely in January.

Gerry Sweeney:	Okay.

John Joseph Burgess:
So the only hedge that I provided in my remarks is we are working on a set of lines now and then we will come in off the water and change out barge, change to another barge to go then and start working on a 36-inch line and when we’ve come off the water and gotten into port and that’s when the schedule has become murky on us.

Gerry Sweeney:	Yes.

John Joseph Burgess:	So we’ve tried to allow for that in our planning for 2014.

Gerry Sweeney:	Okay, understood. And then just a follow-up on Wasit or CRTS, how much opportunity is there for this product? I know the Saudi Wasit program, it was a sort of proof-of-concept.

John Joseph Burgess:	Right.

Gerry Sweeney:	Is there a potential market for this going forward...

John Joseph Burgess:
Yes, we think so certainly, I mean certainly in shallow water applications because that’s where the lay technique works. We’ve spoken before about we’re hopeful and we continue to work on ways to have it function in a deeper water application which would allow us to move it to the Gulf of Mexico. If in fact the shallow water efforts and investments in the Gulf return we think there will be a market forward there.

We have certainly taken the product to Brazil. We’ve also done some work in Chile, coating joints actually in mining applications. So I mean we continue to believe in that. We think the Wasit project is enormous as you characterized the proof-of-concept on a very large scale and so we think that that’s leading to us the opportunity to evaluate and participate in other projects. So yes, we do think there is opportunity for us. I think the other thing I would say that it has greatly upgraded our robotics capability. So I mean we’re already seeing advantages in the knowledge and the capability of CRTS robotics and kind of flowing back, actually even back to our Wastewater operations which...

Gerry Sweeney:	Okay.

John Joseph Burgess:	...I think will be an advantage for our company as well.

Gerry Sweeney:	All right, that’s helpful. I appreciate it. That’s all from my front. Thank you.

John Joseph Burgess:	Thank you.

Operator:	Thank you.

John Joseph Burgess:	Okay, oh two left, sorry.

Operator:	Thank you. Our next question comes from the line of David Rose from Wedbush. Your line is open.

James Kim:	Good morning, this is actually James calling in for David.

John Joseph Burgess:	Good morning.

James Kim:
Good morning. Focusing on the first quarter and the weather disruption you saw in the first two months of the quarter you mentioned. Can you give us a little bit more color on sort of what you expect in terms of top line and margin impact? I know you’ve talked about it briefly. And also with the delay pursuing more projects from Q1, do you expect to have to add more personnel or crews to make up for the additional work?

John Joseph Burgess:
Well, in terms of the first quarter, I said what I said, we made $0.09 last year and we expect it to be better, certainly better than that based on the earlier returns. But it’s very, very difficult to predict things like top line revenue and margins, just because we don’t know how many days we’re going to be working, actually allowed to work based on weather. So, James, it’s very much a situation where there are some businesses where I could do it, but when I added it altogether it’s pretty murky. And if you actually look at, kind of the month-to-month progression of our first quarter, you almost always get more than 100% of whatever we report in March, because you’re able to work so little in some of our very major businesses like NAR and Corrpro, so it’s very, very, it’s just very difficult to predict, so I wouldn’t give you a guess on that. If we get a reasonable March though we will certainly outperform what we did last year.

And then certainly on the backlog side, we think we will have a backlog position that supports us being able to achieve the targets that we’ve laid out for the year based on that backlog position.

James Kim:	Okay. And just quickly if you could tell us what your tax rate assumption is for next year, that will be helpful. Thank you.

David A. Martin	Yes, James, the assumption we have is around what we normally predict, about 30%.

John Joseph Burgess:	Okay. One more.

Operator:	Thank you. Our next question comes from the line of Noelle Dilts from Stifel. Your line is open.

Noelle Dilts:	Thanks, good morning.

John Joseph Burgess:	Good morning.

Noelle Dilts:
Sorry, had to jump on the call a bit late. I had a couple of questions. First, on Bayou, hear you’re not looking for a lot of improvement. I guess in 2014, I guess a couple of things. First what I would like you to touch on is on the slowdown you referenced in the Canadian market, can you talk about if this was kind of in smaller-diameter pipe and then if you do see a recovery in some of the long haul work in Canada in 2014 if that could be a potential benefit to you?

The second piece of this would be New Iberia, obviously you’re not expecting lot of - much recovery there. How are you thinking about this business longer-term? Are you just kind of waiting for the market to recover or do you feel like you could maybe take out some costs and start to improve those margins there a bit?

John Joseph Burgess:
Well on the Canadian business, in our remarks we did not - and this generated part of our issue in the fourth quarter, we did not see the project development that was at a normal level for us in the fourth quarter, mostly smaller-diameter work. And we think that that’s kind of spilled over into the first quarter as well on the coatings side. Now I will tell you that we have picked up, our order profile has improved as we’ve gotten into the first quarter. So we feel pretty optimistic that that business will get to where it needs to be in 2014. We’ve also picked up some insulation orders there where we feel pretty good about the first time. And if you remember when we bought this business it was supposed to be both coatings and insulation and then we’ve not done, we’ve not picked up many orders on the insulation side, but we’ve actually done pretty well here in building the backlog on that business for 2014.

New Iberia, there is a lot of activity and a lot of very significant project activity, but it’s deepwater Gulf I guess with the exception of Westward Ho which is a project you’ve heard us talk about before. And we’re optimistic about our positioning and our pricing and our competitiveness in a lot of those projects. But we’re just not confident predicting when people are going to pull the trigger on these very, very significant investments. So since having them in our guidance and then not having them happen wasn’t a very pleasant experience for any of us. We’ve decided to not have them in our guidance.

Noelle Dilts:	Okay, and is there anything I mean that you feel like you’ve fully kind of exhausted trying to pull out some costs at New Iberia...

John Joseph Burgess:
Oh, I am sorry I left that out, yes, we also said that in the remarks, yes, we feel like we’ve already made some impacts on the cost structure there and there is further areas to improve mainly in how much land we’re carrying to store pipe and then the cost of just logistically managing that yard. We think that there is still work to do and progress to be made there and we’ll see that in 2014. And we are expecting to be better at that level. So we do think we’ll be better in New Iberia mainly because of those types of management efforts, but we’re not really expecting the revenue to be much better at this stage.

Noelle Dilts:
Okay, and then one last question on CRTS, are you seeing any - have you picked up any smaller project work or can you comment on kind of the prospects there for additional projects outside of the Wasit job.

John Joseph Burgess:	I haven’t predicted any for 2014.

Noelle Dilts:	Okay.

John Joseph Burgess:	...they do have visibility on some activity in the Middle East that looks good to us and I mentioned a couple of other opportunities but we haven’t predicted any.

Noelle Dilts:	Okay, that’s helpful. Thank you.

Operator:	Thank you. And at this time I am not showing any further questions. I would like to turn the call back over to Joe Burgess for any closing remarks.

John Joseph Burgess:
Okay, thank you. As always, I want to thank all the participants for your interest in Aegion. We’re certainly putting the lid here on 2013, but as I said while the bottom line results were not what we anticipated going into the year, we think we made a lot of progress positioning the business for a solid 2014 and then growth beyond that. So as always we’ll be available for further Q&A after the call and we look forward to working with you throughout the year. Thank you.

Operator:	Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone, have a great day.

END